Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements and the related prospectuses:
(1)	Registration Statement (Form S-3 No. 333-110944) pertaining to the registration of $110,000,000 of the convertible subordinated debentures of Belden Inc. (formerly Cable Design Technologies Corporation),

(2)	Registration Statement (Form S-8 No. 333-2450) pertaining to the Cable Design Technologies Corporation Supplemental Long-Term Performance Incentive Plan of Belden Inc. (formerly Cable Design Technologies Corporation),

(3)	Registration Statement (Form S-8 No. 333-80229) pertaining to the Cable Design Technologies Corporation 1999 Long-Term Performance Incentive Plan of Belden Inc. (formerly Cable Design Technologies Corporation),

(4)	Registration Statement (Form S-8 No. 333-73790) pertaining to the Cable Design Technologies Corporation 2001 Long-Term Performance Incentive Plan of Belden Inc. (formerly Cable Design Technologies Corporation),

(5)	Registration Statements (Forms S-8 No. 333-107241 and No. 333-117906) pertaining to the 2003 Long-Term Incentive Plan of Belden 1993 Inc.,

(6)	Registration Statement (Form S-8 No. 333-138177) of Belden Inc. (formerly Belden CDT Inc.) pertaining to the 2001 Long-Term Performance Incentive Plan,

(7)	Registration Statement (Form S-8 No. 333-138179) of Belden Inc. (formerly Belden CDT Inc.) pertaining to the Executive Employment Agreement with John Stroup, and

(8)	Registration Statement (Form S-4 No. 333-145756) of Belden Inc. pertaining to the registration of $350,000,000 of the senior subordinated notes of Belden Inc.;
of our report dated February 27, 2009, except for the retrospective adjustments described in Notes 2 and 4, as to which the date is June 22, 2009, with respect to the consolidated financial statements and schedule of Belden Inc., included in the Current Report on Form 8-K.
/s/ Ernst & Young
St. Louis, Missouri
June 22, 2009

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